Exhibit 10.2

Execution Version

NATIONAL VISION, INC.
296 Grayson Hwy.
Lawrenceville, GA 30046

March 13, 2014

Kohlberg Kravis Roberts & Co L.P.
9 West 57th St., Suite 4200
New York, New York 10019

Berkshire Partners LLC
200 Clarendon Street, 35th Floor
Boston, Massachusetts 02116

Re:	Monitoring Agreement

Ladies and Gentlemen:

This letter serves to confirm that National Vision, Inc., a Georgia corporation (the “Company”), has engaged Kohlberg Kravis Roberts & Co. L.P. (the “KKR Manager”) and Berkshire Partners LLC (the “Berkshire Manager”; and together with the KKR Manager, each, a “Manager” and, collectively, the “Managers”) to provide, and each Manager hereby agrees to provide management, consulting  and financial services to the Company  and its direct and indirect divisions, subsidiaries, parent entities and controlled affiliates (collectively, the “Company Group”), as follows:

1.   The Company has engaged the Managers, and each Manager hereby agrees to accept such engagement, to provide to the Company Group, when and if called upon, such services as mutually agreed by the Managers and the Company, which services may include, without limitation: (i) general executive and management services; (ii) identification, support, negotiation and analysis of acquisitions and dispositions by the Company Group; (iii) support, negotiation and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness; (iv) finance functions, including assistance in the preparation of financial projections and monitoring of compliance with financing agreements; (v) human resources functions, including searching and recruiting of executives, but excluding formulation or promulgation of personnel policies or involvement in personnel decision making; and (vi) other services for the Company Group upon which the Company and the Managers may agree from time to time. Commencing on the date hereof (the “Effective Date”), the Company agrees to pay the Managers (or such affiliate(s) as any such Manager may designate) an aggregate annual fee (the “Advisory Fee”) in an amount equal to $1,000,000, which amount shall increase annually by five percent (5%), payable in quarterly installments in arrears at the end of each fiscal quarter. The Managers shall split the Advisory Fee so that each such Manager shall receive a portion of the Advisory Fee equal to its Pro Rata Share (as defined below) of such Advisory Fee. The initial Advisory Fee shall be pro rated to reflect the portion of the current fiscal quarter that will elapse after the Effective Date. The final quarterly Advisory Fee shall be pro rated to reflect the portion of the final quarter prior to the end of the term of this letter agreement, as applicable.   For purposes of this letter agreement, the term “Pro Rata Share” of a Manager shall mean a fraction, the numerator of which is the aggregate number of Equity Securities (as defined in the Stockholders Agreement of Nautilus Parent, Inc. (“Nautilus Parent”), dated as of the date hereof, by and among the parties thereto (the “Stockholders Agreement”)) held by affiliates (or such affiliates’ Permitted Transferees (as defined in the Stockholders Agreement) of such Manager and the denominator of which is the total number of Equity Securities held by affiliates (or such affiliates’ Permitted Transferees) of all of the Managers outstanding at the time of payment of the Advisory Fee.

2.   From time to time the Company Group may engage one or more Managers or their affiliates to provide additional investment banking or other financial advisory or consulting services in connection with any acquisition, divestiture or similar transaction by the Company Group and the Managers may charge the Company a customary fee (a “Transaction Fee”) for services rendered in connection therewith or in connection with securing, structuring and negotiating equity and debt financing, including with respect to any acquisition, divestiture or other transaction, initial public offering, or a debt or equity financing, in each case, by or involving the Company Group. The Managers shall split any Transaction Fee so that each such Manager shall receive a portion of such Transaction Fee equal to its Pro Rata Share of such Transaction Fee; provided, however, that in no event shall the Berkshire Manager be entitled to receive any portion of any payments made or amounts otherwise payable to (i) Capstone Consulting LLC and its subsidiaries for services rendered to any member of the Company Group, (ii) KKR Capital Markets LLC and its subsidiaries for services rendered to any member of the Company Group or (iii) any portfolio companies of the KKR Manager in connection with ordinary course transactions with any member of the Company Group.  For the avoidance of doubt, in connection with any Transaction Fee, the Company Group may enter into separate agreements pursuant to which such Managers or their affiliates may be entitled to receive such Transaction Fee. In addition to any fees that may be payable to the Managers under this letter agreement, the Company shall, or shall cause one or more of its affiliates to, on behalf of itself and the other members of the Company Group (subject to paragraph 3), reimburse the Managers and their affiliates and their respective employees and agents, from to time upon request, for all reasonable out-of-pocket expenses incurred, including unreimbursed out-of-pocket expenses incurred to the date hereof, in connection with this retention, including travel expenses and other disbursements and expenses of any legal, accounting or other professional advisors to the Managers or their affiliates. The Managers may submit monthly expense statements to the Company or any other member of the Company Group for such out-of-pocket expenses, which statements shall be payable within thirty days.

3. The Company (on behalf of itself and the other members of the Company Group) hereby acknowledges and agrees that the obligations of the Company under paragraphs 1 and 2 shall be borne jointly and severally by each member of the Company Group.

4.   The Company will, and will cause each member of the Company Group to, use its reasonable best efforts to furnish, or to cause their respective subsidiaries and agents to furnish, the Managers with such information (the “Information”) as such Managers reasonably believe appropriate to their engagement hereunder. The Managers will keep the Information confidential in accordance with the confidentiality provisions of the Stockholders Agreement. The Company acknowledges and agrees that (i) the Managers will rely on the Information and on information available from generally recognized public sources in performing the services contemplated hereunder and (ii) the Managers do not assume responsibility for the accuracy or completeness of the Information or such other information.

5. The Company (on behalf of itself and the other members of the Company Group) hereby acknowledges and agrees that the services provided by the Managers hereunder are being provided subject to the terms of the Indemnification Agreement, dated as of the date hereof, by and among Nautilus Parent, Nautilus Acquisition Holdings, Inc., Vision Holding Corp., the Company and the Managers (as the same may be amended from time to time, the “Indemnification Agreement”).

6.   Any advice or opinions provided by the Managers may not be disclosed or referred to publicly or to any third party (other than the Company Group’s legal, tax, financial or other advisors), except with the prior written consent of the applicable Manager.

7.   The Company hereby grants the Managers and their affiliates a non-exclusive license to use the Company’s trademarks and logos, solely in connection with describing the Managers’ relationship with the Company and the other members of the Company Group.

8.   Each Manager shall act as an independent contractor, with duties solely to the Company Group. The provisions hereof shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that (i) neither this letter agreement nor any right, interest or obligation hereunder may be assigned by any party, whether by operation of law or otherwise, without the express written consent of the other parties hereto and (ii) any assignment by a Manager of its rights but not the obligations under this letter agreement to any entity directly or indirectly controlling, controlled by or under common control with such Manager shall be expressly permitted hereunder and shall not require the prior written consent of the other parties hereto. Nothing in this letter agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights or remedies under or by reason of this letter agreement. Without limiting the generality of the foregoing, the parties acknowledge that nothing in this letter agreement, expressed or implied, is intended to confer on any present or future holders of any securities of the Company or its subsidiaries or affiliates, or any present or future creditor of the Company or any member of the Company Group, any rights or remedies under or by reason of this letter agreement or any performance hereunder.

9.   This letter agreement shall be governed by and construed in accordance with the internal laws of the State of New York. Each of the parties hereby agrees that any action or proceeding arising out of this letter agreement or the transactions contemplated hereby (whether in contract, tort, by statute, or otherwise) shall be brought in the federal or state courts sitting in the County of New York, in the City of New York, New York, and each of the parties hereby consents to submit itself to the personal jurisdiction of such courts in any such action or proceeding, and hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

10. All notices and other communications provided for hereunder shall be in writing and shall be sent by first class mail, telex, facsimile, electronic mail or hand delivery:

If to the Company:	c/o National Vision, Inc.
296 Grayson Hwy.
Lawrenceville, GA 30046
Attention: Reade Fahs, Chief Executive
Officer and Mitchell Goodman, Senior Vice
President and General Counsel
Facsimile: (770) 822-2027
Email: reade@nationalvision.com &
mitchell.goodman@nationalvision.com

with copies (which shall	Kohlberg Kravis Roberts & Co. L.P.
not constitute notice) to:	2800 Sand Hill Road, Suite 94025
Menlo Park, California 94025
Attention: Nate Taylor
Facsimile: (650) 233-6548
Email: Nate.Taylor@kkr.com

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Marni Lerner, Esq.
Facsimile: (212) 455-2502
Email: Mlerner@stblaw.com

If to the KKR Manager:	Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street, Suite 4200
New York, New York 10019
Attention: David Sorkin
Facsimile: (212) 750-0003
Email: David.Sorkin@kkr.com

with a copy (which shall	Simpson Thacher & Bartlett LLP
not constitute notice) to:	425 Lexington Avenue
New York, New York 10017
Attention: Marni Lerner, Esq.
Facsimile: (212) 455-2502
Email: Mlerner@stblaw.com

If to the Berkshire Manager:	200 Clarendon Street, 35th Floor
Boston, MA 02116
Attention: D. Randolph Peeler and Sharlyn C. Heslam
Facsimile: (617) 227-6105
Email: rpeeler@berkshirepartners.com &
sheslam@berkshirepartners.com

with a copy (which shall	Weil, Gotshal & Manges LLP
not constitute notice) to:	100 Federal Street, 34th Floor
Boston, Massachusetts 02110
Facsimile: (617) 772-8333
Attention: David K. Duffell and Shayla K. Harlev
Email: david.duffell@weil.com &
shayla.harlev@weil.com

or to such other address as any of the above shall have designated in writing to the other above. All such notices and communications shall be deemed to have been given or made (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile or e-mail (with written confirmation of transmission), (iii) when received or rejected by the addressee if sent by registered or certified mail, postage prepaid, return receipt requested, or (iv) one business day following the day sent by reputable overnight courier (with written confirmation of receipt), in each case at the addresses and facsimile numbers set forth above (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision).

11. This letter agreement shall continue in effect from year to year unless amended or terminated by the consent of all of the parties hereto. In addition, the Company may terminate this letter agreement with respect to any Manager by delivery of a written notice of termination to such Manager at any time after such Manager and its affiliates no longer hold any equity interests, directly or indirectly, in the Company; provided, however, that in the event of such a termination the Company shall pay in cash to each such Manager all unpaid Advisory Fees payable to such Manager hereunder and all expenses due under this letter agreement to such Manager with respect to periods prior to the termination date. In addition, (i) in connection with the consummation of a Change of Control (as defined in the Stockholders Agreement), the Company may terminate this letter agreement by delivery of a written notice of termination to the Managers and (ii) immediately following the consummation of an Initial Public Offering (as defined in the Stockholders Agreement), this letter agreement shall automatically terminate unless the Company, by delivery of a written notice to the Managers prior to such consummation, otherwise elects to continue this letter agreement in full force and effect.  In the event of a termination of this letter agreement pursuant to the immediately preceding sentence, the Company shall upon such termination pay in cash to each Manager (i) all unpaid Advisory Fees payable to such Manager hereunder and all expenses due under this letter agreement to such Manager with respect to periods prior to the termination date, plus (ii) the net present value (using a discount rate equal to the yield as of such termination date on U.S. Treasury securities of like maturity based on the times such payments would have been due) of the Advisory Fees that would have been payable with respect to the period from the termination date through December 31, 2023, or, if terminated following December 31, 2023, through December 31 of the year in which the termination occurs (assuming for such purposes that the Advisory Fees for such periods are in the same amount as the Advisory Fees as in effect at the date of termination plus any increases to the Advisory Fees that would have been implemented pursuant to the terms hereof during such period had the letter agreement not been terminated), any such fees payable pursuant to this clause (ii) to be apportioned so that each Manager shall receive a portion of such fees equal to its Pro Rata Share of the aggregate amount of such fees.

12. Each party hereto represents and warrants that the execution and delivery of this letter agreement by such party has been duly authorized by all necessary action of such party.

13. If any term or provision of this letter agreement or the application thereof shall, in any jurisdiction and to any extent, be invalid and unenforceable, such term or provision shall be ineffective, as to such jurisdiction, solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable any remaining terms or provisions hereof or affecting the validity or enforceability of such term or provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any term or provision of this letter agreement invalid or unenforceable in any respect.

14. Each party hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the retention of the Managers pursuant to, or the performance by the Managers of the services contemplated by, this letter agreement.

15. It is expressly understood that the foregoing paragraphs 2, 3, 5, 6, 9 - 11, and paragraphs 13 - 17, in their entirety, survive any termination of this letter agreement.

16. Except in cases of fraud, gross negligence or willful misconduct, none of the Managers, their respective affiliates or any of their respective employees, officers, directors, managers, partners, consultants, members, stockholders or their respective affiliates shall have any liability of any kind whatsoever to any member of the Company Group for any damages, losses or expenses (including, without limitation, special, punitive, incidental or consequential damages, lost profits and interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors) with respect to the provision of services hereunder. The Company (on behalf of itself and the other members of the Company Group), by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no person other than the Managers shall have any obligation hereunder and that it has no rights of recovery against, and no recourse hereunder or under any  documents or instruments delivered in connection herewith shall be had against, any former, current or future director, officer, manager, agent, consultants, affiliate or employee of the Managers (or any of their successors or permitted assignees), against any former, current or future general or limited partner, member or stockholder of the Manager (or any of its successors or permitted assignees) or any affiliate thereof or against any former, current or future director, officer, agent, consultants, employee, affiliate, general or limited partner, stockholder, manager or member of any of the foregoing (collectively, the “Manager Affiliates”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Nautilus Parent against the Manager Affiliates, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise.

17. This letter agreement and the Indemnification Agreement contain the complete and entire understanding and agreement between the Managers and the Company with respect to the subject matter hereof and supersede all prior and contemporaneous understandings, conditions and agreements, whether written or oral, express or implied, in respect of the subject matter hereof.  The Company acknowledges and agrees that neither Manager makes any representations or warranties in connection with this letter agreement or its provision of services pursuant hereto. The Company agrees that any acknowledgment or agreement made by the Company in this letter agreement is made on behalf of the Company and the other members of the Company Group.

18. This letter agreement may be executed in counterparts, each of which shall be deemed an original letter agreement, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank.]

If the foregoing sets forth the understanding between us, please so indicate on the enclosed signed copy of this letter in the space provided therefor and return it to us, whereupon this letter shall constitute a binding letter agreement among us.

Very truly yours,

NATIONAL VISION, INC.

By:	/s/ L. Reade Fahs
	Name:	L. Reade Fahs
	Title:	Chief Executive Officer

Monitoring Agreement - Signature Page

AGREED TO AND ACCEPTED:

KOHLBERG KRAVIS ROBERTS & CO. L.P.

By:	KKR Management Holdings L.P.,
its General Partner

By:	KKR Management Holdings Corp.,
its General Partner

By:	/s/ William J. Janetschek
William J. Janetschek
Vice President

[Signature Page to Monitoring Agreement]

BERKSHIRE PARTNERS LLC
By: BPSP, L.P., its managing member
By: Berkshire Partners Holdings LLC, its general partner

By:	/s/ D. Randolph Peeler
Name:	D. Randolph Peeler
Title:	Managing Director

Monitoring Agreement - Signature Page